Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Delivers Strong Revenue Growth of 8 Percent in Second-Quarter 2019;

 Terminix Delivers 4  Percent Organic Growth

•	Terminix revenue increased 10 percent year-over-year, including 4 percent organically
•	Organic growth of 2 percent in commercial pest control, best organic growth in three years
•	Terminix delivered customer retention improvement across all revenue channels
•	Full-year 2019 revenue guidance increased to between $2,045 and $2,060 million
•	Adjusted EBITDA guidance affirmed for full-year 2019

MEMPHIS, TENN. — August 6, 2019  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced unaudited second-quarter 2019 results.

For the quarter ended June 30, 2019, the company reported a year-over-year revenue increase of 8 percent to $560 million with net income of $59 million, or $0.43 per share. Adjusted EBITDA(1) for the quarter was $131 million, versus $125 million for the same period in 2018. Adjusted net income(2) was $68 million, or $0.50 per share, versus $45 million, or $0.33 per share, for the same period in 2018. Both adjusted EBITDA and adjusted net income, in the second quarter of 2018, include $11 million of costs historically allocated to American Home Shield.

“We continue to drive strong revenue growth in all of our businesses as we execute on our value creation strategy,” said ServiceMaster Chief Executive Officer Nik Varty. “Our relentless efforts on improving customer service and focus on employee performance capabilities enabled us to deliver strong organic revenue growth at Terminix, including the best organic growth we have seen in more than three years in our commercial pest service line. Improvements in customer retention and price realization drove growth across revenue channels, which more than offset the impact of unseasonable weather conditions. ServiceMaster Brands grew revenue 2 percent in the quarter, including strong, targeted growth in commercial cleaning national accounts. We continue to build the ServiceMaster of the future by adding capabilities through our disciplined, strategic M&A program. In line with our commitment to innovation, we recently acquired a pest focused technology company, which is currently driving pilot programs with national accounts to develop electronically controlled pest solutions. We also purchased a healthcare-focused ServiceMaster Clean franchisee, providing key operational talent to drive our strategy to provide sophisticated services to the faster growth healthcare segment.”

“We continue to make meaningful progress on transforming our business in ways that will drive sustainable strong growth and long-term profitability. Our commitment to growing our commercial pest management business is starting to pay dividends and we are well positioned for continued future growth. Our transformation team is making significant progress on the previously announced clean sheet end-to-end reimagining of our customer experiences from prospect to renewal. Expected benefits will include process productivity, automated capabilities, improved employee retention, and ultimately, improved customer retention. These essential upgrades will create the workflow foundation of our new ServiceMaster digital platform built with Salesforce technology that will provide a highly differentiated customer experience and service model.”

Consolidated Performance

	Three Months Ended June 30,				Six Months Ended June 30,
$ millions	2019	2018	B/(W)		2019	2018	B/(W)
Revenue	$560	$520	$41		$1,042	$947	$94
YoY growth			8%				10.0%
Gross Margin	257	248	9		478	449	28
% of revenue	45.9%	47.7%	(1.8)	pts	45.9%	47.4%	(1.6)	pts
SG&A	151	146	(5)		287	272	(15)
% of revenue	(26.9)%	(28.1)%	1.2	pts	(27.5)%	(28.7)%	1.1	pts
Income from Continuing Operations before Income Taxes	80	59	21		159	82	77
% of revenue	14.3%	11.3%	3.0	pts	15.2%	8.6%	6.6	pts
Net Income	59	96	(37)		129	136	(8)
% of revenue	10.5%	18.5%	(7.9)	pts	12.3%	14.4%	(2.0)	pts
Adjusted Net Income(2)	68	45	23		112	73	40
% of revenue	12.1%	8.6%	3.5	pts	10.8%	7.7%	3.1	pts
Adjusted EBITDA(1)	131	125	7		240	222	18
% of revenue	23.5%	24.0%	(0.6)	pts	23.0%	23.4%	(0.4)	pts
Net Cash Provided from Operating Activities from Continuing Operations	68	54	13		158	138	20
Free Cash Flow(3)	62	45	17		143	110	33

Segment Performance

Revenue and Adjusted EBITDA for each reportable segment and Corporate were as follows:

	Three Months Ended June 30,					Six Months Ended June 30,
	Revenue		Adjusted EBITDA			Revenue		Adjusted EBITDA
$ millions	2019	B/(W) vs. PY	2019	B/(W) vs. PY		2019	B/(W) vs. PY	2019	B/(W) vs. PY
Terminix	$495	$39	$106	$(4)		$914	$90	$189	$(8)
YoY growth / % of revenue		9%	21.4%	(2.8)	pts		11.0%	20.6%	(3.2)	pts
ServiceMaster Brands	65	2	24	—		128	4	47	1
YoY growth / % of revenue		2%	37.2%	(0.2)	pts		3.5%	37.0%	(0.6)	pts
Corporate(4)	—	—	1	—		1	—	4	3
Costs historically allocated to American Home Shield	—	—	—	11		—	—	—	22
Total	$560	$41	$131	$7		$1,042	$94	$240	$18
YoY growth / % of revenue		8%	23.5%	(0.6)	pts		10.0%	23.0%	(0.4)	pts

Reconciliations of net income to adjusted net income and adjusted EBITDA, as well as a reconciliation of net cash provided from operating activities from continuing operations to free cash flow, are set forth below in this press release.

Terminix

Terminix reported 10 percent year-over-year revenue growth in the second quarter of 2019,  including more than 4 percent organic growth. Pricing and customer retention gains in all revenue channels more than offset lower recurring and one-time unit sales in the period, partially due to unseasonal weather conditions.  Acquisition revenue growth of 5 percent included strong year-over-year growth from the January 2019 acquisition of Assured Environments. Revenue growth for the three months ended June 30, 2019 was negatively impacted by approximately $3 million due to wet weather conditions and flooding that affected low-margin product sales and lead flow, primarily for termite completion revenue.

Adjusted EBITDA in the second quarter decreased by $4 million year-over-year, led by $6 million of investments in growth and productivity initiatives as well as, $4 million in spin related dis-synergies. These costs were partially offset by flow-through from higher acquisition and organic revenue.

ServiceMaster Brands

ServiceMaster Brands reported a  $2 million, or 2 percent, year-over-year revenue increase in the second quarter of 2019. Growth in the quarter included 16 percent growth in commercial cleaning national accounts as well a 24 percent increase in insurance program revenue as the company continues to focus on adding value to franchisee partners.

Adjusted EBITDA in the second quarter was flat to prior year.

Corporate

Corporate contributed $1 million in adjusted EBITDA in the three months ended June 30, 2019, primarily related to continued favorability in claims results related to the company’s workers’ compensation, auto and general liability program.

Historically Allocated Services

The American Home Shield segment, which was separated in a tax-free transaction on October 1, 2018, is reported in discontinued operations for all periods.

The company has historically incurred the cost of certain corporate-level activities that we performed on behalf of our businesses, including American Home Shield, such as executive functions, communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, legal, marketing, facilities, information technology and other general corporate support services. The cost of such activities were historically allocated to our segments, including American Home Shield. Certain corporate expenses which were historically allocated to the American Home Shield segment are not permitted to be classified as discontinued operations under U.S. GAAP (“Historically Allocated Services”). Such Historically Allocated Services amounted to $11 million and $22 million for the three and six months ended June 30, 2018.

The costs of Historically Allocated Services which were not transferred to American Home Shield are borne by our remaining businesses as dis-synergies. We continue to estimate total dis-synergies to be approximately $18 million in 2019.

Share Repurchase Plan

On February 19, 2019, our Board of Directors approved a three-year extension to the company’s share repurchase plan allowing up to $150 million of repurchases through February 2022. During the three months ended June 30, 2019, the company purchased 286,335 shares at average price of $51.30 for a total of $15  million. As of June 30, 2019, there remains $134 million of capacity under the share repurchase plan.

Frontdoor Share Monetization Debt Reduction

In the six months ended June 30, 2019, we monetized 16.7 million shares of frontdoor common stock we retained after the spin-off, resulting in net proceeds of $486 million, substantially all of which was used to reduce debt. This debt reduction lowers our net leverage ratio to 2.6 times adjusted EBITDA, well within our targeted net leverage range of 2.5 to 3.0 times adjusted EBITDA.

Free Cash Flow

Free cash flow was $143 million for the six months ended June 30, 2019 compared to $110 million for the six months ended June 30, 2018.  The $33 million improvement was driven primarily by lower property additions compared to prior year due to our Global Service Center relocation in 2018, and a decrease in cash interest as a result of debt reductions in 2019. For the six months ended June 30, 2019 free cash flow to adjusted EBITDA conversion was 60 percent. The company expects free cash flow to range between 55 to 60 percent of adjusted EBITDA for the full year of 2019.

Full-Year 2019 Outlook

The company has increased full-year 2019 revenue guidance to range from $2,045 million to $2,060 million, or an increase of 8 percent compared to 2018. Organic revenue growth at Terminix is expected to range from 2 to 3 percent. ServiceMaster Brands will continue to focus on driving growth in commercial cleaning national accounts and is expected to increase revenue in the mid-single digits.

The company has reaffirmed full-year 2019 adjusted EBITDA guidance between $435 million and $445 million. Increased investments in growth and productivity at Terminix reduce incremental margins to approximately 20 percent, excluding incremental spin dis-synergies of $11 million and $9 million of investments related to the Salesforce implementation.

A reconciliation of the forward-looking 2019 adjusted EBITDA outlook to net income is not being provided, as the company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Second-Quarter 2019 Earnings Conference Call

The company will hold a conference call to discuss its second-quarter 2019 financial and operating results at 8 a.m. central time (9 a.m. eastern time) on Tuesday, August 6, 2019.

Participants may join this conference call by dialing 800.707.7561 (or international participants, +1.312.281.2959). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the presentation, visit the company’s investor relations home page.

The call will be available for replay until September 5, 2019. To access the replay of this call, please call 800.633.8284 and enter reservation number 21926972 (international participants: +1.402.977.9140, reservation number 21926972). Or you can review the webcast on the company’s investor relations home page.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of termite and pest control, cleaning and restoration services in both the residential and commercial markets, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections),

Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (commercial cleaning), ServiceMaster Restore (restoration and reconstruction), Terminix (termite and pest control), and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements, including 2019 revenue, organic revenue growth, adjusted EBITDA and incremental margin outlook and projections. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. adjusted EBITDA, adjusted net income, adjusted earnings per share and free cash flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income, net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income before: (gain) loss from discontinued operations, net of income taxes; provision for income taxes; interest expense; depreciation and amortization expense; acquisition-related costs; fumigation related matters; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and realized (gain) on investment in frontdoor, inc. The company’s definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted net income is defined as net income before: amortization expense; fumigation related matters; restructuring charges; acquisition-related costs; realized (gain) on investment in frontdoor, inc.; (gain) loss from discontinued operations, net of income taxes; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments and the impact of tax law change on deferred taxes. The company’s definition of adjusted net income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as adjusted net income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions, net of government grant fundings for property additions.

(4) Corporate includes the unallocated expenses of our corporate functions.

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$560	$520	$1,042	$947
Cost of services rendered and products sold	303	272	564	498
Selling and administrative expenses	151	146	287	272
Amortization expense	6	5	12	8
Acquisition-related costs	3	1	4	1
Fumigation related matters	(1)	—	—	—
Restructuring charges	3	—	10	12
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
Interest expense	18	37	45	75
Interest and net investment income	(3)	(1)	(4)	(1)
Loss on extinguishment of debt	—	—	6	—
Income from Continuing Operations before Income Taxes	80	59	159	82
Provision for income taxes	21	19	30	26
Income from Continuing Operations	59	40	129	56
Gain (loss) from discontinued operations, net of income taxes	—	56	(1)	80
Net Income	$59	$96	$129	$136
Total Comprehensive Income	$55	$99	$123	$149
Weighted-average common shares outstanding - Basic	136.0	135.5	135.9	135.4
Weighted-average common shares outstanding - Diluted	136.5	135.8	136.4	135.7
Basic Earnings Per Share:
Income from Continuing Operations	$0.44	$0.29	$0.95	$0.42
Gain (loss) from discontinued operations, net of income taxes	—	0.42	—	0.59
Net Income	0.43	0.71	0.95	1.01
Diluted Earnings Per Share:
Income from Continuing Operations	$0.43	$0.29	$0.95	$0.42
Gain (loss) from discontinued operations, net of income taxes	—	0.42	—	0.59
Net Income	0.43	0.71	0.94	1.00

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	June 30,	December 31,
	2019	2018
Assets:
Current Assets:
Cash and cash equivalents	$228	$224
Investment in frontdoor, inc.	—	445
Receivables, less allowances of $24 and $21, respectively	210	186
Inventories	41	45
Prepaid expenses and other assets	76	61
Total Current Assets	555	962
Other Assets:
Property and equipment, net	198	201
Operating lease right-of-use assets	101	—
Goodwill	2,038	1,956
Intangible assets, primarily trade names, service marks and trademarks, net	1,625	1,588
Restricted cash	89	89
Notes receivable	47	43
Long-term marketable securities	19	21
Deferred customer acquisition costs	92	77
Other assets	43	87
Total Assets	$4,806	$5,023
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$115	$89
Accrued liabilities:
Payroll and related expenses	56	60
Self-insured claims and related expenses	57	58
Accrued interest payable	15	14
Other	59	61
Deferred revenue	101	95
Current portion of lease liability	17	—
Current portion of long-term debt	53	49
Total Current Liabilities	473	425
Long-Term Debt	1,252	1,727
Other Long-Term Liabilities:
Deferred taxes	485	484
Other long-term obligations, primarily self-insured claims	152	182
Long-term lease liability	116	—
Total Other Long-Term Liabilities	752	666
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 147,798,557 shares issued and 135,953,492 outstanding at June 30, 2019 and 147,209,928 shares issued and 135,687,558 outstanding at December 31, 2018)	2	2
Additional paid-in capital	2,326	2,309
Retained Earnings	285	156
Accumulated other comprehensive (loss) income	(1)	5
Less common stock held in treasury, at cost (11,845,065 shares at June 30, 2019 and 11,552,370 shares at December 31, 2018)	(283)	(267)
Total Stockholders' Equity	2,329	2,204
Total Liabilities and Stockholders' Equity	$4,806	$5,023

SERVICEMASTER GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2019	2018
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$313	$563
Cash Flows from Operating Activities from Continuing Operations:
Net Income	129	136
Adjustments to reconcile net income to net cash provided from operating activities:
Loss (gain) from discontinued operations, net of income taxes	1	(80)
Depreciation expense	37	35
Amortization expense	12	8
Amortization of debt issuance costs	2	3
Amortization of lease right-of-use assets	9	—
Payments on fumigation related matters	(1)	—
Realized (gain) on investment in frontdoor, inc.	(40)	—
Loss on extinguishment of debt	6	—
Deferred income tax provision	8	10
Stock-based compensation expense	8	8
Gain on sale of marketable securities	(1)	—
Restructuring charges	10	12
Payments for restructuring charges	(11)	(8)
Other	(8)	(4)
Change in working capital, net of acquisitions:
Receivables	(18)	(4)
Inventories and other current assets	(12)	(25)
Accounts payable	27	25
Deferred revenue	4	6
Accrued liabilities	(7)	(6)
Accrued interest payable	1	(2)
Current income taxes	5	22
Net Cash Provided from Operating Activities from Continuing Operations	158	138
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(15)	(35)
Government grant fundings for property additions	—	7
Sale of equipment and other assets	—	1
Business acquisitions, net of cash acquired	(119)	(149)
Sales and maturities of available-for-sale securities	3	—
Origination of notes receivable	(58)	(54)
Collections on notes receivable	68	49
Net Cash Used for Investing Activities from Continuing Operations	(121)	(182)
Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	600	—
Payments of debt	(624)	(110)
Repurchase of common stock	(17)	—
Issuance of common stock	9	6
Net Cash Provided from (Used for) Financing Activities from Continuing Operations	(32)	(104)
Cash Flows from Discontinued Operations:
Cash (used for) provided from operating activities	(2)	141
Cash used for investing activities	—	(13)
Cash used for financing activities	—	(6)
Net Cash (Used for) Provided from Discontinued Operations	(2)	122
Cash Increase (Decrease) During the Period	3	(25)
Cash and Cash Equivalents and Restricted Cash at End of Period	$316	$538

The following table presents reconciliations of net income to adjusted net income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2019	2018	2019	2018
Net Income	$59	$96	$129	$136
Amortization expense	6	5	12	8
Acquisition-related costs	3	1	4	1
Fumigation related matters	(1)	—	—	—
Restructuring charges	3	—	10	12
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
(Gain) loss from discontinued operations, net of income taxes	—	(56)	1	(80)
Loss on extinguishment of debt	—	—	6	—
Tax impact of adjustments	(2)	(2)	(8)	(6)
Adjusted Net Income	$68	$45	$112	$73
Weighted-average diluted common shares outstanding	136.5	135.8	136.4	135.7
Adjusted earnings per share	$0.50	$0.33	$0.82	$0.54

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow.

	Three Months Ended
	June 30,
(In millions)	2019	2018
Net Cash Provided from Operating Activities from Continuing Operations	$68	$54
Property additions and Government grant fundings for property additions	(6)	(9)
Free Cash Flow	$62	$45

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(In millions)	2019	2018	2019	2018
Net income	$59	$96	$129	$136
Depreciation and amortization expense	24	23	49	44
Acquisition-related costs	3	1	4	1
Fumigation related matters	(1)	—	—	—
Non-cash stock-based compensation expense	4	4	8	8
Restructuring charges	3	—	10	12
Realized (gain) on investment in frontdoor, inc.	—	—	(40)	—
(Gain) loss from discontinued operations, net of income taxes	—	(56)	1	(80)
Provision for income taxes	21	19	30	26
Loss on extinguishment of debt	—	—	6	—
Interest expense	18	37	45	75
Adjusted EBITDA	$131	$125	$240	$222

Terminix	$106	$110	$189	$196
ServiceMaster Brands	24	24	47	46
Corporate	1	2	4	1
Costs historically allocated to American Home Shield	—	(11)	—	(22)
Adjusted EBITDA	$131	$125	$240	$222

Terminix Segment

Revenue by service line is as follows:

	Three Months Ended
	June 30,

(In millions)	2019	2018	Growth		Acquired		Organic
Residential Pest Control	$187	$166	$22	13%	$11	7%	$10	6%
Commercial Pest Control	100	88	11	13%	10	11%	2	2%
Termite and Home Services	171	163	8	5%	2	2%	6	4%
Other	25	24	1	2%	—	—%	1	2%
	$483	$441	$42	10%	$24	5%	$18	4%
Fumigation	12	15	(3)	(20)%	—	—%	(3)	(20)%
Total revenue	$495	$456	$39	9%	$24	5%	$15	3%

ServiceMaster Brands Segment

Revenue by service line is as follows:

	Three Months Ended		% of	% of
	June 30,		Revenue	Revenue
(In millions)	2019	2018	2019	2018
Royalty Fees	$35	$35	53%	55%
Commercial Cleaning National Accounts	19	16	29	26
Sales of Products	3	4	5	6
Other	8	8	13	13
Total revenue	$65	$64	100%	100%